EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this “Agreement”), dated as of February 13, 2007 to be effective as of January 1, 2007 (the “Effective Date”), is by and among Lithotripters, Inc., a North Carolina corporation (“Buyer”), HealthTronics, Inc., a Georgia corporation (“HTRN”), as to Sections 2.2 and 12.14 only, Keystone ABG Inc., a Pennsylvania corporation (the “General Partner”), Keystone Kidney Associates, PC, a Pennsylvania professional corporation (the “PC”), and David Arsht, D.O. (“Arsht”), P. Kenneth Brownstein, M.D. (“Brownstein”), Larry E. Goldstein, M.D. (“Goldstein”) and Michael Dernoga (“Dernoga”, and each such natural person, individually, a “Seller” and, collectively, “Sellers” and, together with the General Partner and the PC, the “Seller Parties” and, together with Buyer, the “Parties”).

RECITALS

        Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the outstanding capital stock of the General Partner (the “Stock”) and all of the outstanding capital stock of the PC (the “PC Stock”).

        On the date hereof, Buyer, HTRN, and Sellers have entered into an interest purchase agreement (the “Interest Purchase Agreement”) pursuant to which, subject to the terms and conditions thereof, Buyer will acquire all of the limited partner interests in Keystone Mobile Partners, L.P. (the “Partnership”) owned by Sellers (the “Interests”).

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF STOCK;
PURCHASE PRICE ALLOCATION

        1.1 Purchase and Sale of Stock. On and subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Article 8), Buyer will purchase from Sellers, and Sellers will sell to Buyer (or, with respect to the PC Stock, its designee), the Stock and the PC Stock for the consideration specified in Section 1.2, the amount of which Stock and PC Stock shall be sold by each Seller as set forth in Schedule 1.1.

        1.2 Purchase Price. Buyer will pay to Sellers an aggregate purchase price (the “Purchase Price”) equal to $6,878,000 (subject to reduction as set forth in Section 4.5), all of which will be paid at the Closing (as defined in Article 8) in cash by wire transfer of immediately available funds in accordance with wire transfer instructions given by Sellers in writing to Buyer at least two (2) business days prior to the Closing Date, which such Purchase Price will be apportioned among Sellers as set forth on Schedule 1.2. The Parties acknowledge that the Purchase Price and any consideration paid pursuant to Section 1.4 is the consideration for the purchased and sold Stock and PC Stock as well as the non-competition provisions set forth herein.

        1.3 Allocation of Purchase Price. The Purchase Price will be allocated in the manner set forth in Schedule 1.3 to be attached hereto prior to Closing (the “Purchase Price Allocation”). Each of the Parties, when reporting the transactions consummated hereunder in their respective tax returns, shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price Allocation set forth in Schedule 1.3 hereto. Additionally, each of the Parties will comply with, and furnish the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder.

      1.4 Earnout Payment.

    (a)        As additional consideration for the Stock, the PC Stock, and the non-competition provisions set forth herein, Buyer will pay to each Seller, based on such Seller’s percentage as set forth on Schedule 1.2, such Seller’s proportionate share of the Earnout Amounts, if any. Any Earnout Amount will be paid in cash in immediately available funds in accordance with wire transfer instructions given by Sellers in writing to Buyer.

    (b)        Within 30 days after the Year One Collection Date (as defined below), Buyer will deliver to Sellers a schedule setting forth in reasonable detail Buyer’s calculation of the Year One Earnout Amount. Such calculation will be subject to Sellers’ review. In reviewing such calculation, Sellers will have the right to communicate with, and to review the work papers, schedules, memoranda, and other documents Buyer or its representatives prepared or reviewed in performing such calculation and thereafter will have access to all relevant books and records, all to the extent Sellers reasonably require to complete their review of such calculation. Within thirty (30) days after their receipt of Buyer’s calculation of the Year One Earnout Amount, Sellers will advise Buyer whether, based on such review, they have any exception to such calculation. Unless Sellers deliver to Buyer within such thirty-day period a letter describing their exceptions to Buyer’s calculation of the Year One Earnout Amount as set forth in the schedule delivered by Buyer to Sellers described in this Section 1.4(b) or a letter describing Buyer’s failure to comply with its obligations under this Section 1.4(b) that has resulted in Sellers’ inability to determine exceptions to the schedule Buyer delivers, Buyer’s calculation of the Year One Earnout Amount for calendar year 2007 will be conclusive and binding on Buyer and Sellers as the Year One Earnout Amount. If Sellers deliver such letter, the Parties will follow the procedures for resolution of disputes set forth in Section 1.4(f).

    (c)        Within 30 days after the Year Two Collection Date (as defined below), Buyer will deliver to Sellers a schedule setting forth in reasonable detail Buyer’s calculation of the Year Two Earnout Amount. Such calculation will be subject to Sellers’ review. In reviewing such calculation, Sellers will have the right to communicate with, and to review the work papers, schedules, memoranda, and other documents Buyer or its representatives prepared or reviewed in performing such calculation and thereafter will have access to all relevant books and records, all to the extent Sellers reasonably require to complete their review of such calculation. Within thirty (30) days after their receipt of Buyer’s calculation of the Year Two Earnout Amount, Sellers will advise Buyer whether, based on such review, they have any exception to such calculation. Unless Sellers deliver to Buyer within such thirty-day period a letter describing their exceptions to Buyer’s calculation of the Year Two Earnout Amount as set forth in the schedule delivered by Buyer to Sellers described in this Section 1.4(c) or a letter describing Buyer’s failure to comply with its obligations under this Section 1.4(c) that has resulted in Sellers’ inability to determine exceptions to the schedule Buyer delivers, Buyer’s calculation of the Year Two Earnout Amount for calendar year 2008 will be conclusive and binding on Buyer and Sellers as the Year Two Earnout Amount. If Sellers deliver such letter, the Parties will follow the procedures for resolution of disputes set forth in Section 1.4(f).

    (d)        Within three business days of the final determination of the applicable Earnout Amount under Sections 1.4(b) and 1.4(c), or, if applicable, Section 1.4(f), Buyer will pay to Sellers an amount equal to the applicable Earnout Amount in accordance with Section 1.4(a).

(e) Definitions:

(i) “Earnout Amounts” shall mean the Year One Earnout Amount and the Year Two Earnout Amount.

                  (ii)        “Year One Earnout Amount” shall mean an amount equal to the sum of all Year One Incremental Charges; provided that (x) if Revenues of the PC for the year ended December 31, 2007 is less than 90% of Revenues of the PC for the year ended December 31, 2006, the Year One Earnout Amount shall be zero and (y) if the PC or the Partnership is required to return or refund all or a portion of any Year One Incremental Charge, the Year One Earnout Amount shall be reduced by the aggregate amount of such returns or refunds.

                 (iii)        “Year Two Earnout Amount” shall mean an amount equal to the sum of all Year Two Incremental Charges; provided that (x) if Revenues of the PC for the year ended December 31, 2008 is less than 90% of Revenues of the PC for the year ended December 31, 2006, the Year Two Earnout Amount shall be zero and (y) if the PC or the Partnership is required to return or refund all or a portion of any Year Two Incremental Charge, the Year Two Earnout Amount shall be reduced by the aggregate amount of such returns or refunds.

                (iv)        A “Year One Incremental Charge” shall mean, with respect to a lithotripsy procedure performed during 2007 with equipment owned or leased by the Partnership (unless such procedure is performed on behalf of or for the benefit of DSL rather than the Partnership), an amount equal to (but only to the extent the PC has been actually reimbursed under the Aetna Contract for the full case rate amount set forth in the Aetna Contract on or before the Year One Collection Date with respect to such procedure) (x) $1,870, multiplied by (y) the sum (the “Acquired Percentage”) of 21% plus the percentage of limited partner interests in the Partnership acquired by Buyer hereunder.

                  (v)        A “Year Two Incremental Charge” shall mean, with respect to a lithotripsy procedure performed during 2008 with equipment owned or leased by the Partnership (unless such procedure is performed on behalf of or for the benefit of DSL rather than the Partnership), an amount equal to (but only to the extent the PC has been actually reimbursed under the Aetna Contract for the full case rate amount set forth in the Aetna Contract on or before the Year Two Collection Date with respect to such procedure) (x) $1,683 multiplied by (y) the Acquired Percentage.

                  (vi)        “Aetna Contract” shall mean that certain Facility Agreement, effective on May 1, 1996, by and between United States Health Care Systems of Pennsylvania, Inc. d/b/a Aetna U.S. Healthcare and Keystone Kidney Center, as amended by that certain Amendment, effective as of October 15, 2001, that certain Amendment, dated as of September 15, 2003, and that certain Amendment, dated as of January 1, 2007.

                 (vii)        “Revenues” shall mean for the applicable period (x) the revenues on the financial statements of the PC as determined in accordance with GAAP (as defined in Section 3.6) and on a basis consistent with and utilizing the same principles and policies as those used in preparing the Interim Financial Statements (unless GAAP requires a change in such principles or policies), less (y) revenues on the financial statements of the PC that relate to managing, billing for, providing technical or other services to, or otherwise relating to the operations of, Diamond State Lithotripsy, LLC (“DSL”).

(viii) “Earnout Period” shall mean the period commencing on January 1, 2007 and ending December 31, 2008.

(ix) “Year One Collection Date” shall mean March 1, 2008.

(x) “Year Two Collection Date” shall mean March 1, 2009.

    (f)        If Buyer and Sellers are unable to agree on an Earnout Amount or the calculation of Revenues, then (i) for thirty (30) days after the date Buyer receives a letter describing exceptions to Buyer’s calculation of the applicable Earnout Amount or Revenues, Sellers and Buyer will use their commercially reasonable efforts to agree on the calculation of such Earnout Amount or Revenues, as applicable, and (ii) lacking such agreement, the matter will be referred to an independent “Big 4”, national, or regional accounting firm, to be agreed upon by Buyer and Sellers, which will determine the correct applicable Earnout Amount or Revenues within forty-five (45) days of such referral, which determination will be final and binding on Buyer and Sellers for all purposes.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND BUYER

        2.1 Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 2.1 as relates to such Seller are true, correct and complete as of the date hereof and as of the Closing Date.

    (a)        Power and Authority; Enforceability. Each Seller has the requisite competence and authority to execute and deliver each Contract (as defined in Section 2.1(b)) or writing executed or delivered as required under this Agreement and the Interest Purchase Agreement and each amendment or supplement to any of the foregoing (including this Agreement and the Interest Purchase Agreement, the “Transaction Documents”) to which he is a party, and to perform and to consummate the transactions contemplated hereby and thereby (the “Transactions”). Each Seller has taken all action necessary to authorize the execution and delivery by such Seller of each Transaction Document to which such Seller is party, the performance of such Seller’s obligations hereunder and thereunder, and the consummation by such Seller of the Transactions. With respect to each Seller, this Agreement and the Interest Purchase Agreement have been, and as of the Closing each other Transaction Document to which such Seller is a party will have been, duly authorized, executed and delivered by such Seller, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement and the Interest Purchase Agreement are, and as of the Closing each other Transaction Document to which such Seller is a party will be, enforceable against such Seller in accordance with its terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws (as defined in Section 2.1(b)) relating to or affecting the rights of creditors and general principles of equity (the “Enforceability Exception”).

    (b)        No Violation; Necessary Approvals. Except as set forth in Schedule 2.1(b), the execution and the delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, the performance by such Seller of such Seller’s obligations hereunder and thereunder, and consummation of the Transactions by such Seller will not (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any (A) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority (“Law”) enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (a “Governmental Body”), (B) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator (an “Order”), (C) contract, agreement, arrangement, commitment, instrument, document or similar understanding (whether written or oral), including a lease, sublease and rights thereunder (“Contract”) or permit, license, certificate, waiver, notice and similar authorization (“Permit”) to which, in the case of (A), (B) or (C), such Seller or any Company (as defined in Section 3.1) is a party or by which any of them is bound or any of their respective assets are subject, or (D) any provision of the organizational documents of such Seller or any Company as in effect on the Closing Date; (ii) result in the imposition of any lien, claim or encumbrance (an “Encumbrance”) upon any assets (including the Stock and Interests) owned by such Seller or any Company; (iii) require any consent, approval, notification, waiver, or similar action that is necessary (“Consent”) under any Contract or organizational document to which such Seller or any Company is a party or by which any of them is bound or any of their respective assets are subject; (iv) require any Permit or Consent under any Law or Order other than required filings, if any, with the Securities and Exchange Commission (“SEC”); or (v) trigger any rights of first refusal, preferential purchase or similar rights with respect to any of the Stock, Interests or PC Stock.

    (c)        Brokers’ Fees. No Seller has any liability or obligation to pay any compensation to any broker, finder or agent with respect to the Transactions for which Buyer or a Company could become directly or indirectly liable.

    (d)        Stock and Interests; Seller Information. Each Seller holds of record and owns beneficially the capital stock of the General Partner, the limited partner interests in the Partnership and the capital stock of the PC as set forth next to such Seller’s name in Schedule 1.1, free and clear of any Encumbrances (other than any restrictions on transfer under the Securities Act of 1933, as amended (the “Securities Act”), and state securities Laws). No Seller is a party to any Contract (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any equity interests of the General Partner, the Partnership or the PC. No Seller is a party to any other Contract with respect to any equity interests of the General Partner, the Partnership (other than the partnership agreement of the Partnership as described in Schedule 3.14 (the “Partnership Agreement”)) or the PC. Immediately following consummation of the Transactions, Buyer shall own the Stock, the Interests, and the PC Stock, free and clear of any Encumbrances (other than any restrictions on transfer under the Securities Act and state securities Laws and Encumbrances created by Buyer).

(e) Litigation. No Action is pending against a Seller or, to the knowledge of such Seller, threatened against such Seller seeking to prohibit the consummation of the Transactions.

        2.2 Representations and Warranties of Buyer and HTRN. Each of Buyer and HTRN represents and warrants to Sellers that the statements contained in this Section 2.2 are true, correct and complete as of the date hereof and as of the Closing Date.

(a) Organization of Buyer and HTRN. Each of Buyer and HTRN is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

    (b)        Power and Authority; Enforceability. Each of Buyer and HTRN has the power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Each of Buyer and HTRN has taken all action necessary to authorize its execution and delivery of each Transaction Document to which Buyer or HTRN, as applicable, is a party, the performance of its obligations hereunder and thereunder and its consummation of the Transactions. This Agreement and the Interest Purchase Agreement have been, and as of the Closing each other Transaction Document to which Buyer or HTRN is a party will have been, duly authorized, executed and delivered by Buyer or HTRN, as applicable, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement and the Interest Purchase Agreement are, and as of the Closing each other Transaction document to which Buyer or HTRN is a party will be, enforceable against Buyer or HTRN, as applicable, in accordance with its terms, subject to the Enforceability Exception.

    (c)        No Violation; Necessary Approvals. The execution and the delivery by Buyer and HTRN of this Agreement and the other Transaction Documents to which Buyer or HTRN is a party, the performance by Buyer or HTRN of its obligations hereunder and thereunder and the consummation of the Transactions by Buyer or HTRN will not (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any Law, Order, Contract or Permit to which Buyer or HTRN is a party or by which it is bound or any of its assets are subject, or any provision of Buyer’s or HTRN’s organizational documents as in effect on the Closing Date, other than such breaches, violations, defaults, losses or accelerations that would not prevent the consummation of the Transactions; (ii) require any Consent under any Contract or organizational document to which Buyer or HTRN is a party or by which it is bound, other than such Consents that would not prevent the consummation of the Transactions; or (iii) require any Permit under any Law or Order other than (A) required filings, if any, with the SEC, and (B) such Permits that would not prevent the consummation of the Transactions.

(d) Litigation. No Action is pending against Buyer or HTRN or, to the knowledge of Buyer or HTRN, threatened against Buyer or HTRN seeking to prohibit the consummation of the Transactions.

    (e)        Brokers’ Fees. Neither Buyer nor HTRN has any liability or obligation to pay any compensation to any broker, finder or agent with respect to the transactions for which any Seller Party could become directly or indirectly liable.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

        Each Seller Party other than Dernoga, jointly and severally, and Dernoga, severally and not jointly, represents and warrants to Buyer that the statements contained in this Article 3 are true, correct and complete as of the date hereof and as of the Closing Date.

        3.1 Organization of Companies. Each of the Partnership, the General Partner, the PC, Keystone Mobile Services, L.P., a Pennsylvania limited partnership that is wholly owned by the Partnership (“KMS”), Keystone ABG LLC, a Pennsylvania limited liability company that is wholly owned by the GP (“KABG”), Keystone Lehigh Valley Mobile Partners, LP, a Pennsylvania limited partnership (“Keystone Lehigh”), and Keystone Mobile Services, P.C., a Pennsylvania professional corporation that is wholly owned by the PC (“KMSPC”) (each a “Company” and collectively the “Companies”) (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) is duly qualified to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to qualify would not have a material adverse effect on such Company’s business, operations, condition (financial or otherwise), properties, assets, liabilities, rights or obligations, (c) has the power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and (d) is not in breach or violation of, or default under, any provision of its organizational documents. No Company has ever approved or taken any action, nor is there any pending or (to any Seller Party’s knowledge) threatened claim, action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”), seeking or otherwise contemplating any Company’s dissolution, liquidation, insolvency or rehabilitation.

        3.2 Power and Authority; Enforceability. Each Company has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which such Company is a party and to perform and consummate the Transactions. Each Company has taken all action necessary to authorize the execution and delivery by such Company of each Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by such Company of the Transactions. With respect to each Company, this Agreement and the Interest Purchase Agreement have been, and as of the Closing each other Transaction Document to which such Company is a party will have been, duly authorized, executed and delivered by such Company and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement and the Interest Purchase Agreement are, and as of the Closing each other Transaction Document to which such Company is a party will be, enforceable against such Company in accordance with its terms, subject to the Enforceability Exception.

        3.3 No Violation; Necessary Approvals. Except as set forth on Schedule 3.3, the execution and delivery by each Company of this Agreement and the other Transaction Documents to which such Company is a party, the performance by such Company of its obligations hereunder and thereunder and the consummation of the Transactions by such Company will not (a) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any Law, Order, Contract or Permit to which any Company is a party or by which any Company is bound or any assets of any Company are subject, or under any provision of any Company’s organizational documents as in effect on the Closing Date, (b) require any Consent under any Contract or organizational document to which any Company is a party or by which any Company is bound or any assets of any Company are subject, (c) require any Permit under any Law or Order other than required filings, if any, with the SEC, (d) trigger any rights of first refusal, preferential purchase or similar rights or (e) cause the recognition of gain or loss for tax purposes with respect to any Company or subject any Company or assets of any Company to any Tax (as defined in Section 3.10).

      3.4 Capitalization.

    (a)        Schedule 3.4(a) sets forth (i) the number of shares of authorized capital stock of each class of capital stock of the General Partner, (ii) the number of issued and outstanding shares of each class of capital stock of the General Partner, and (iii) the name, address, and number of shares of capital stock of the General Partner owned by each Seller. As of the date hereof, Sellers are the record and beneficial owners of all shares of capital stock of the General Partner. Except for the shares of authorized capital stock issued and outstanding as set forth on Schedule 3.4(a), there are no shares of capital stock or other securities of the General Partner issued, reserved for issuance, or outstanding. All of the issued and outstanding capital stock of the General Partner: (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, and (iii) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any individual, partnership, limited liability company, corporation, association, trust, or other entity (“Person”). The General Partner has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, pre-emptive rights granted under the General Partner’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any Person may be entitled to purchase any security of the General Partner, and has no obligation to issue any securities, rights or instruments. There are no Contracts with respect to the voting or transfer of any capital stock of the General Partner. The General Partner is not obligated to redeem or otherwise acquire any of its outstanding capital stock. The General Partner is not a party to any Contract that obligates it to, and does not otherwise have any obligation to, acquire directly or indirectly any capital stock, membership interest, partnership interest, or joint venture interest in, or any security issued by, any other Person.

    (b)        Schedule 3.4(b) sets forth (i) the number of shares of authorized capital stock of each class of all capital stock of the PC, (ii) the number of issued and outstanding shares of each class of capital stock of the PC, and (iii) the name, address, and number of shares of capital stock of the PC owned by each Seller. As of the date hereof, Sellers are the record and beneficial owners of all the shares of capital stock of the PC. Except for the shares of authorized capital stock issued and outstanding as set forth on Schedule 3.4(b), there are no shares of capital stock or other securities of the PC issued, reserved for issuance, or outstanding. All of the issued and outstanding capital stock of the PC: (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, and (iii) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any Person. The PC has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, pre-emptive rights granted under the PC’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any Person may be entitled to purchase any security of the PC, and has no obligation to issue any securities, rights or instruments. There are no Contracts with respect to the voting or transfer of any capital stock of the PC. The PC is not obligated to redeem or otherwise acquire any of its outstanding capital stock. The PC is not a party to any Contract that obligates it to, and does not otherwise have any obligation to, acquire directly or indirectly any capital stock, membership interest, partnership interest, or joint venture interest in, or any security issued by, any other Person.

    (c)        The total outstanding partnership interests of the Partnership as of the date hereof consist solely of the partnership interests in the Partnership set forth, by partner, in Schedule 3.4(c). The General Partner holds of record and owns beneficially a twenty-one (21) percent general partner interest in the Partnership, free and clear of any Encumbrances (other than restrictions on transfer under the Securities Act and state securities Laws and under the terms of the Partnership Agreement). All of the issued and outstanding partnership interests in the Partnership: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable state and federal securities Laws, (c) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any Person and (d) are held of record and owned beneficially by the respective partners as set forth in Schedule 3.4(c). The Partnership has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, preemptive rights granted under the Partnership’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any Person may be entitled to purchase any security of the Partnership (other than under Section 8.05 of the Partnership Agreement), and has no obligation to issue any rights or instruments. Except as set forth in the Partnership Agreement as in effect on the date hereof, there are no Contracts with respect to the voting or transfer of any of the Partnership’s partnership interests. The Partnership is not obligated to redeem or otherwise acquire any of its outstanding partnership interests. The Partnership is not a party to any Contract that obligates it to, and does not otherwise have any obligation to, acquire directly or indirectly any capital stock, membership interest, partnership interest, or joint venture interest in, or any security issued by, any other Person. No Seller is a 2005 Limited Partner (as defined in the Partnership Agreement) and, immediately following consummation of the Transactions, Buyer will not be a 2005 Limited Partner (as defined in the Partnership Agreement).

    (d)        The total outstanding partnership interests of KMS as of the date hereof consist solely of the partnership interests in KMS set forth, by partner, on Schedule 3.4(d). Except for the partnership interests issued and outstanding as set forth on Schedule 3.4(d), there are no partnership interests or other securities of KMS issued, reserved for issuance, or outstanding. All of the issued and outstanding partnership interests in KMS: (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, (iii) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any Person, and (iv) are held of record and beneficially by the partners as set forth on Schedule 3.4(d). KMS has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, pre-emptive rights granted under KMS’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any Person may be entitled to purchase any security of KMS, and has no obligation to issue any securities, rights or instruments. There are no Contracts with respect to the voting or transfer of any partnership interests in KMS. KMS is not obligated to redeem or otherwise acquire any of its outstanding partnership interests. KMS is not a party to any Contract that obligates it to, and does not otherwise have any obligation to, acquire directly or indirectly any capital stock, membership interest, partnership interest, or joint venture interest in, or any security issued by, any other Person.

    (e)        The total outstanding membership interests of KABG as of the date hereof consist solely of the membership interests in KABG set forth, by member, on Schedule 3.4(d). Except for the membership interests issued and outstanding as set forth on Schedule 3.4(d), there are no membership interests or other securities of KABG issued, reserved for issuance, or outstanding. All of the issued and outstanding membership interests in KABG: (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, (iii) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any Person, and (iv) are held of record and beneficially by the members as set forth on Schedule 3.4(d). KABG has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, pre-emptive rights granted under KABG’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any Person may be entitled to purchase any security of KABG, and has no obligation to issue any securities, rights or instruments. There are no Contracts with respect to the voting or transfer of any membership interests in KABG. KABG is not obligated to redeem or otherwise acquire any of its outstanding membership interests. KABG is not a party to any Contract that obligates it to, and does not otherwise have any obligation to, acquire directly or indirectly any capital stock, membership interest, partnership interest, or joint venture interest in, or any security issued by, any other Person.

    (f)        The total outstanding partnership interests of Keystone Lehigh as of the date hereof consist solely of the partnership interests in Keystone Lehigh set forth, by partner, on Schedule 3.4(f). Except for the partnership interests issued and outstanding as set forth on Schedule 3.4(f), there are no partnership interests or other securities of Keystone Lehigh issued, reserved for issuance, or outstanding. All of the issued and outstanding partnership interests in Keystone Lehigh: (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, (iii) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any Person, and (iv) are held of record and beneficially by the partners as set forth on Schedule 3.4(f). Keystone Lehigh has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, pre-emptive rights granted under Keystone Lehigh’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any Person may be entitled to purchase any security of Keystone Lehigh, and has no obligation to issue any securities, rights or instruments. There are no Contracts with respect to the voting or transfer of any partnership interests in Keystone Lehigh. Keystone Lehigh is not obligated to redeem or otherwise acquire any of its outstanding partnership interests. Keystone Lehigh is not a party to any Contract that obligates it to, and does not otherwise have any obligation to, acquire directly or indirectly any capital stock, membership interest, partnership interest, or joint venture interest in, or any security issued by, any other Person.

    (g)        Schedule 3.4(g) sets forth (i) the number of shares of authorized capital stock of each class of all capital stock of KMSPC, (ii) the number of issued and outstanding shares of each class of capital stock of KMSPC, and (iii) the name, address, and number of shares of capital stock of KMSPC owned by each Seller. As of the date hereof, the PC is the record and beneficial owner of all the shares of capital stock of KMSPC. Except for the shares of authorized capital stock issued and outstanding as set forth on Schedule 3.4(g), there are no shares of capital stock or other securities of KMSPC issued, reserved for issuance, or outstanding. All of the issued and outstanding capital stock of KMSPC: (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, and (iii) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any Person. KMSPC has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, pre-emptive rights granted under KMSPC’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any Person may be entitled to purchase any security of KMSPC, and has no obligation to issue any securities, rights or instruments. There are no Contracts with respect to the voting or transfer of any capital stock of KMSPC. KMSPC is not obligated to redeem or otherwise acquire any of its outstanding capital stock. KMSPC is not a party to any Contract that obligates it to, and does not otherwise have any obligation to, acquire directly or indirectly any capital stock, membership interest, partnership interest, or joint venture interest in, or any security issued by, any other Person.

(h) Except as set forth on Schedule 3.4(h), none of the Companies owns of record or beneficially any equity interest in any other Person.

        3.5 Records. The copies of each Company’s organizational documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date hereof. Each Company’s minute books and other records made available to Buyer for review were true, correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books and records contain an accurate record of all actions of the owners, stockholders, partners, members, directors, managers and committees thereof taken by written consent, at a meeting, or otherwise since formation.

        3.6 Financial Statements. Set forth on Schedule 3.6 are the following financial statements (the “Financial Statements”) of the Companies: (a) (i) the General Partner’s unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the fiscal years ended December 31, 2005, 2004 and, 2003, and (ii) the General Partner’s unaudited balance sheet (the “Most Recent GP Balance Sheet”) and statements of income, changes in stockholders’ equity and cash flow (the “Interim GP Financial Statements”) as of and for the eleven months ended November 30, 2006 (the “Balance Sheet Date”); (b) (i) the PC’s audited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the fiscal years ended December 31, 2005, 2004 and 2003, and (ii) the PC’s unaudited balance sheet (the “Most Recent PC Balance Sheet”) and statements of income, changes in stockholders’ equity and cash flow (the “Interim PC Financial Statements”) as of and for the eleven months ended November 30, 2006; and (c)(i) the Partnership’s audited consolidated balance sheets and consolidated statements of income and cash flow as of and for the fiscal years ended December 31, 2005, 2004 and 2003, and (ii) the Partnership’s unaudited consolidated balance sheet (the “Most Recent Partnership Balance Sheet” and, along with the Most Recent GP Balance Sheet and the Most Recent PC Balance Sheet, the “Most Recent Balance Sheets”) and consolidated statements of income, changes in partners’ equity and cash flow (the “Interim Partnership Financial Statements” and, along with the Interim GP Financial Statements and Interim PC Financial Statements, the “Interim Financial Statements”) as of and for the eleven months ended November 30, 2006. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the applicable Company as of such dates and the results of operations and cash flow of the applicable Company for such periods and are consistent with the books and records of the applicable Company; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items (none of which will be material, individually or in the aggregate).

        3.7 Subsequent Events. Since the Balance Sheet Date, each Company has operated in the ordinary course of business consistent with its past practices (“Ordinary Course of Business”). From the Balance Sheet Date to the Closing Date, there has been no event or series of events that, singularly or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect, either individually or in the aggregate, on any Company’s business, operations, condition (financial or otherwise), properties, assets, liabilities, rights, or obligations.

        3.8 No Undisclosed Liabilities. None of the Companies has any liability or obligation (and, to each Seller Party’s knowledge, there is no basis for any present or future Action or Order against any Company giving rise to any liability or obligation), except for (a) liabilities reflected or reserved against on the Most Recent Balance Sheets and not paid or discharged prior to Closing, (b) liabilities arising after the Balance Sheet Date in the Ordinary Course of Business of the Companies which, individually or in the aggregate, are not material and are of the same character and nature as the liabilities and obligations reflected or reserved against on the Most Recent Balance Sheets and which do not (i) result from or relate to any tort, infringement, breach, violation of or default under any Law, Order, Permit or Contract or (ii) arise out of any Action or Order, and (c) liabilities set forth on Schedule 3.8. None of the Companies has any liability or obligation to pay any compensation to any broker, finder or agent with respect to the Transactions for which Buyer or any of the Companies could become directly or indirectly responsible.

        3.9 Legal Compliance. Each Company and each Company’s predecessors has complied with all Laws and Orders, and no Action is pending or, to each Seller Party’s knowledge, threatened against any of them alleging any failure to so comply. No material expenditures are, or based on any Law, Order or Permit will be, required of any of the Companies or Buyer for the Companies and their respective businesses and operations to remain in compliance with all Laws, Orders and Permits immediately following the Closing.

        3.10 Taxes. None of the Companies is subject to any liability or obligation for any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, occupation, customs, ad valorem, duties, franchise, withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not (“Tax” or “Taxes”), including Taxes relating to prior periods, other than those reflected or reserved against on the Most Recent Balance Sheets or those incurred since the Balance Sheet Date in the Ordinary Course of Business of the Companies. Each Company has filed when due all required Tax reports and returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. All such Tax returns are true, correct and complete in all material respects. Each Company has made available to Buyer accurate and complete copies of all of such Company’s Tax reports and returns for all periods, except those periods for which returns are not yet due. There are no pending or, to any Seller Party’s knowledge, threatened claims, assessments, notices, deficiencies or audits with respect to any Taxes owed or allegedly owed by any Company, and to each Seller Party’s knowledge there is no basis for any such claims, assessments, notices, deficiencies, or audits. None of the Companies has received any written notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, or has executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it. Except for Permitted Encumbrances (as defined in Section 3.11), there are no Encumbrances for Taxes upon, or pending or, to any Seller Party’s knowledge, threatened against, any Company. None of the Companies is subject to any Tax allocation or sharing Contract. None of the Companies (i) has been a member of an “affiliated group” filing a consolidated federal income Tax return or (ii) has any liability or obligation for the Taxes of any other Person under the Internal Revenue Code of 1986, as amended (the “Code”), or any regulations promulgated thereunder, as a transferee or successor, by Contract, or otherwise.

        3.11 Title to, Sufficiency and Condition of Assets. Except as set forth on Schedule 3.11, (a) the assets and properties shown on the Most Recent Balance Sheets and acquired after the Balance Sheet Date in the Ordinary Course of Business of the Companies (together with leased assets as described on Schedule 3.12, collectively, the “Companies’ Assets”) constitute and include all the assets necessary for the conduct of the business of the Companies as currently conducted, (b) there are no material assets used in or relied upon for the conduct of the business of the Companies other than the Companies’ Assets, (c) the Companies have good, marketable and indefeasible title to, or a valid leasehold interest in, all of the Companies’ Assets, in each case free and clear of any Encumbrances other than (i) statutory, mechanics’ or other liens that were incurred in Ordinary Course of Business of the Companies, (ii) Encumbrances that are being contested in good faith and for which adequate reserve has been made on the Most Recent Balance Sheets, (iii) liens for Taxes incurred but not yet due and (iv) Encumbrances set forth on Schedule 3.11 (collectively, “Permitted Encumbrances”), (d) all tangible assets included as part of the Companies’ Assets, whether owned or leased, have been maintained in accordance with normal industry practice, are in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they are currently used and (e) other than rights under Contracts set forth on Schedule 3.14 and to which the PC is a party, the PC has no ownership of or interest in any of the Companies’ Assets.

        3.12 Real Property. None of the Companies now owns or has ever owned any real property (including ground leases). Schedule 3.12 contains an accurate and complete list, by Company, of all Contracts in respect of real property (including leases) that the Companies lease, accurate and complete copies of which have been delivered to Buyer. Except as set forth on Schedule 3.12 all of such Contracts included on Schedule 3.12 are valid, binding and enforceable against the parties thereto and their successors.

        3.13 Intellectual Property. As used in this Agreement, “Intellectual Property” means any rights, licenses, charges, Encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention of, to use, to object to or prevent the modification of or to withdraw from circulation or control the publication or distribution of, any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks and applications, (c) any (i) patents and patent applications and (ii) business methods, inventions and discoveries that may be patentable, (d) computer software or middleware and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings and blue prints. The Companies own, or possess legally enforceable rights to use, all Intellectual Property used in the business as currently, or as currently proposed to be, conducted by the Companies. Except as set forth on Schedule 3.13, the PC has no ownership of or interest in any Intellectual Property used in the business as currently, or as currently proposed to be, conducted by the Companies. The Companies’ use of the Intellectual Property in their business as currently conducted (and the operation of their business) does not infringe, violate or constitute misappropriation (x) on any other Person’s patents, trademarks, service marks, trade names, logo, trade dress, mask work, or other intellectual property right (other than copyright or trade secret rights) and (y) to any Seller Party’s knowledge, any other Person’s copyright or trade secret rights.

        3.14 Contracts. Schedule 3.14 lists each Contract to which a Company is a party and (i) the performance of which involves receipt or payment of consideration in excess of $25,000 or (ii) which is material to a Company. Sellers have delivered to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 3.14 and a written summary setting forth the material terms and conditions of each oral Contract referred to in Schedule 3.14. Each such Contract represents a legal, valid and binding obligation of the applicable Company and, to each Seller Party’s knowledge, each of the other parties thereto, enforceable against the applicable Company and, to each Seller Party’s knowledge, each of the other parties thereto in accordance with its terms, subject to the Enforceability Exception. None of the Companies nor, to any Seller Party’s knowledge, any of the counter-parties to any such Contract is or has been in (and no event has occurred that, with or without notice or lapse of time, would create or constitute a) breach or violation of, or default under, any of such Contract’s provisions, no event has occurred, with or without notice or lapse of time, would give any Company or any other party to any such Contract the right to either (i) declare a default or exercise any remedy under such Contract, (ii) accelerate the performance of, or payment under, such Contract or (iii) cancel, terminate or modify any such Contract. No party to any such Contract has repudiated any provision of such Contract.

        3.15 Receivables. All of the receivables of the Companies, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable (“Receivables”) are valid, represent bona fide transactions, arose in the Ordinary Course of Business of the Companies and are properly reflected on the books and records of the applicable Company. All of the Receivables are collectible in the Ordinary Course of Business, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Most Recent Balance Sheets (to the extent such reserves relate to currently outstanding Receivables). No customer or supplier of any Company is entitled to any payment terms other than terms in the Ordinary Course of Business of the Companies.

        3.16 Litigation. Schedule 3.16 sets forth each instance in which a Company (a) is subject to any outstanding Order or (b) is a party to or, to any Seller Party’s knowledge, the subject of or threatened to be made a party to or the subject of, any Action. The Actions listed in Schedule 3.16 are covered by the Partnership’s insurance policies. No Order or Action required to be set forth in Schedule 3.16 questions the validity or enforceability of any Transaction Document or any Transaction, or could result in any material adverse effect on the business, financial condition, results of operations or properties of any Company, and no Seller Party has any basis to believe that any such Action may be brought or threatened against any Company.

        3.17 Insurance. Schedule 3.17 contains accurate and complete (a) lists, by Company, of all insurance policies currently carried by the Companies, and (b) lists of all insurance loss runs (except for workers’ compensation claims) received for the past three policy years. Copies of all insurance policies of the Companies currently in effect have been delivered to Buyer. Such insurance policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the applicable Company. Such insurance policies are currently in full force and effect. No insurance ever carried by any of the Companies has been canceled nor has any such cancellation been, to any Seller Party’s knowledge, threatened. None of the Companies has ever been denied coverage nor has any such denial been, to any Seller Party’s knowledge, threatened.

        3.18 Labor; Employees. Schedule 3.18 sets forth a list, by Company, of all employees of the Companies along with a payroll register for the Companies for the payroll period ended September 30, 2006. None of the Companies is a party to or bound by any collective bargaining Contract, nor has any Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Companies has committed any unfair labor practice (as determined under any Law). No Seller Party has any knowledge of any organizational effort currently being made or, to any Seller Party’s knowledge, threatened by or on behalf of any labor union with respect to any of the employees of the Companies.

        3.19 Employee Benefits. Schedule 3.19 lists, by Company, each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that is maintained by any of the Companies or to which any of the Companies contributes. With respect to any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by any Company or any Person deemed to be affiliated or aggregated with any Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA, (a) no unsatisfied withdrawal liability or obligation, within the meaning of Section 4201 of ERISA, has been incurred, (b) no unsatisfied liability or obligation to the Pension Benefit Guaranty Corporation has been incurred by any Company or any business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with any Company under Section 414(o) of the Code, or is under “common control” with any Company, within the meaning of Section 4001(a)(14) of ERISA, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. Schedule 3.19 lists all other employment agreements, employment arrangements and other fringe benefits or programs of the Companies. With respect to any kind of employee benefit plan, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.

        3.20 Environmental, Health and Safety Matters. As used in this Agreement, “Environmental, Health and Safety Requirements” means all Laws, Orders, Permits, Contracts and programs (including those promulgated or sponsored by industry associations, insurance companies and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety and pollution or protection of the environment, including those relating in any way to noises, radiation or chemicals, toxic or hazardous materials, substances or wastes, each as amended and as now in effect. Each Company and, to the best knowledge of Seller Parties, each Person for whose conduct a Company may be held liable is, and has at all times been, in compliance with all Environmental, Health and Safety Requirements in connection with owning, using, maintaining or operating its business, operations and assets; each location at which a Company currently operates, or had operated, any portion of its business or currently maintains, or had maintained, any of its properties or assets is, and has at all times been, in compliance with all Environmental, Health and Safety Requirements; and there are no pending or, to any Seller Party’s knowledge, threatened allegations by any Person that any of the properties, assets or businesses of any of the Companies is or has not been conducted in compliance with all Environmental, Health and Safety Requirements.

        3.21 Permits. Each Company possesses all Permits required to be obtained for its businesses and operations. Schedule 3.21 sets forth a list of all material Permits held by the Companies. Except as set forth in Schedule 3.21, with respect to each such Permit: (a) it is valid, subsisting and in full force and effect; (b) there are no violations of such Permit that would result in a termination of such Permit; (c) such Company has not received written notice that such Permit will not be renewed; and (d) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

        3.22 Related Party Transactions. Except for the Contracts disclosed in Schedule 3.22, there are no Contracts (a) between the Companies or (b) between any of the Companies, on the one hand, and any Seller, Affiliate (as defined below) of any Seller, or any director or officer of any Company, on the other hand. For purposes of this Agreement, “Affiliate” with respect to a specified Person means any other Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

      3.23 Healthcare Laws.

    (a)        None of the Companies, nor any Seller, nor any of their respective officers, directors, or managing employees (as the term “managing employee” is defined in 42 C.F.R. Part 420 Subpart C and 42 C.F.R. Section 1001.1001(a)(2)) (“Representatives”) has been, or is being, investigated by any Governmental Body with respect to any activity that contravenes or is alleged to contravene, or constitutes or is alleged to constitute, a violation of any Healthcare Law (as defined in Section 3.23(e)).

    (b)        None of the Companies, nor any Seller, nor any of their respective Representatives has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law. Immediately following the consummation of the Transactions, the organizational and ownership structures of the Companies shall not violate any Healthcare Law or other applicable Law, Order, or Permit.

    (c)        None of the Companies, nor any Seller, nor any of their respective Representatives has: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA (as defined in Section 3.23(e)) or any regulations promulgated thereunder; (ii) been excluded from participation under the Medicare program or a state or Federal healthcare program; (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the offenses for which it could face mandatory expulsion from such programs, as described in SSA Section 1128(a) or any regulations promulgated thereunder; or (iv) engaged in any activity or undergone any occurrence for which it could face permissive exclusion from such programs, as described in SSA Section 1128(b).

    (d)        Each of the Companies is in compliance with the privacy regulations promulgated pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) as set forth in 45 C.F.R. Parts 160 and 164, as may be amended from time to time, and is in compliance with all Business Associate Agreements, as that term is contemplated by HIPAA, to which it is a party.

    (e)        “Healthcare Law” means the following Laws relating to the regulation of the healthcare industry or to payment for services rendered by healthcare providers (as such Laws are currently enforced or as interpreted on the Closing Date by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”); (ii) any prohibition on the making of any false statement or misrepresentation of material facts to any Governmental Body that administers a federal or state healthcare program (including, but not limited to, Medicare, Medicaid and the federal Civilian Health and Medical Plan of the Uniformed Services); (iii) any law, regulation, manual provision or administrative interpretation regarding coding, billing or reimbursement for healthcare services payable by a state or federal healthcare program; (iv) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (v) any state certificate of need or similar Law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (vi) any state Law relating to fee-splitting or the corporate practice of medicine; (vii) any state physician self-referral prohibition or state anti-kickback Law; (viii) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; (ix) any federal or state Law relating to the interference with or obstruction of any investigation into any criminal offense; (x) any criminal offense under federal or state Law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance; and (xi) any other applicable healthcare regulatory program or Law.

        3.24 Partnership Cash Balance. Immediately following the payment of distributions by the Partnership to its partners related to or attributable to the operations of the Partnership in 2006 and as of the Closing Date, the Partnership shall have an amount of cash equal to or greater than $550,000.

        3.25 Accuracy of Information Furnished. No representation, statement or information contained in this Agreement or any of the Transaction Documents contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. There is no fact which Sellers have not disclosed to Buyer in writing which has had or could reasonably be expected to have a material adverse effect upon the financial condition, results of operations, properties, or business of any Company (other than general economic conditions, changes in Healthcare Laws or changes in technology).

ARTICLE 4
COVENANTS; CONDUCT OF BUSINESS PENDING THE CLOSING

        4.1 Access. Solely to enable Buyer to inspect and evaluate the business and the assets of the Companies, Sellers will give to Buyer and its representatives, from and after the date of execution of this Agreement, and during normal business hours, upon reasonable advance notice and under reasonable circumstances, access to the premises, agents, employees and consultants of the Companies, and to the extent available access to the following: the Companies’ Financial Statements, books and records, contracts and leases and other documentation related to the Companies, ownership and legal affairs relating to the business, operations, assets, operating results (including without limitation, revenues, cash flows and tax returns for the last three (3) years), future prospects and projections, financial controls, current and contingent liabilities, consultants, employees, customers and partners of the Companies (including, without limitation, lists of partners, procedures performed, etc.). Subject to the foregoing, Buyer will be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 4.1. In addition, Sellers will provide Buyer and its representatives access to the partners of the Partnership and to initiate and facilitate discussions between Buyer and its representatives, on the one hand, and partners of the Partnership, on the other.

        4.2 Conduct of the Companies’ Business. From the date of this Agreement and until the Closing or termination of this Agreement, whichever first occurs, Sellers and the Companies will operate and conduct the business of the Companies diligently and only in the Ordinary Course of Business and not make any material change in the methods of accounting (except as required by GAAP), management, marketing or operations of any of the Companies. Between the date hereof and the Closing, and except as otherwise consented to by Buyer in writing, Sellers will cause the Companies to:

    (a)        subject to the terms and conditions of this Agreement, use commercially reasonable efforts to keep available the services of their present employees and preserve the goodwill, reputation and present relationships of the Companies and their business with partners, suppliers, customers, licensors and others having business relations with them;

(b) use commercially reasonable efforts to preserve the value of their business;

    (c)        except as required under the Partnership Agreement in respect of partnership interests in the Partnership, not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any Company or other equity interests of any Company, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or equity interests;

(d) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of their assets, other than in the Ordinary Course of Business;

    (e)        not take or omit to take, or agree to commit to take or omit to take, any action that would make any representation or warranty of any Seller Party hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date;

(f) comply with all material legal requirements and contractual liabilities applicable to the operations and business of the Companies and timely pay all applicable Taxes when due and payable; and

    (g)        except for the payment of distributions by the Partnership to its partners related to or attributable to the operations of the Partnership in 2006, not make or pay, or agree to make or pay, or declare, any dividends or distributions in respect of the partnership interests in the Partnership.

        4.3 Negotiation With Others. From and after the date hereof until the termination of this Agreement pursuant to Article 10, no Seller Party nor any of their respective Affiliates, nor any of their respective stockholders, directors, members, partners, officers, agents, managers, or representatives (or persons of equivalent position to the foregoing, as applicable) will, directly or indirectly, (i) solicit, conduct any discussions with or engage in negotiations with, (ii) provide information regarding any Company to, or (iii) enter into any agreement with, any Person, other than Buyer, relating to the possible acquisition of any Company (whether by way of merger, purchase of ownership interests, purchase of assets or otherwise) or any portion of the ownership interests or assets of any Company (each an “Acquisition Proposal”), except as may be required under Section 8.05 of the Partnership Agreement. Sellers Parties will immediately terminate all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to, an Acquisition Proposal. In addition to the foregoing, if any Seller Party receives any unsolicited offer or proposal to enter negotiations relating to any of the above, Sellers will promptly notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

        4.4 Notification of Certain Matters. Sellers will give prompt notice to Buyer of (a) the occurrence or non-occurrence of any event which would cause any representation or warranty of any Seller Party contained in this Agreement or the Interest Purchase Agreement to be untrue or inaccurate at or prior to the Closing Date and (b) any failure to comply with or satisfy in any material respect any covenant, condition or agreement hereunder or thereunder. Buyer will give prompt notice to Sellers of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty of Buyer contained in this Agreement or the Interest Purchase Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure to comply with or satisfy in any material respect any covenant, condition or agreement hereunder or thereunder.

        4.5 Right of First Refusal. Sellers and the General Partner will comply with the terms of Section 8.05 of the Partnership Agreement and consummate all sales resulting from exercises of the right of first refusal set forth in such Section 8.05 prior to the Closing. Sellers will notify Buyer in writing of any exercises of such right of first refusal and the consummation of any sales as a result thereof and will provide such information and documents related to such right of first refusal as reasonably requested by Buyer. Seller Parties and Buyer agree to reduce the Purchase Price, if all of the Interests are sold as a result of the exercises of the right of first refusal set forth in such Section 8.05, by an amount equal to $1,257,129.

        4.6 Filings; Consents; Etc. Seller Parties will use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the Transactions. Without limiting the generality of the foregoing, Seller Parties will give all notices and make all required filings with or applications to Governmental Bodies required to be made by any Seller or Company, and use commercially reasonable efforts to obtain all Consents of all third parties, including Governmental Bodies, that are necessary for the Parties to consummate the Transactions. In addition, Seller Parties agree to use commercially reasonable efforts to (a) oppose, lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the Transactions, and (b) cause the conditions set forth in Article 6 to be satisfied and to consummate the Transactions. Buyer shall reasonably cooperate with Seller Parties (i) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any Consents are required to be obtained from any third parties, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents.

        4.7 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer will (and will cause its Affiliates to) hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Seller Parties furnished to Buyer or its Affiliates in connection with the Transactions, except to the extent that such information (a) is or becomes generally available to the public other than as a result of disclosure by Buyer, (b) was within Buyer’s possession prior to it being furnished to Buyer by or on behalf of any Seller Party or any of their Affiliates, provided that the source of such information was not known by Buyer to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Seller Party or any of their Affiliates, (c) becomes available to Buyer on a non-confidential basis from a source other than any Seller Party or any of their Affiliates, provided that such source was not known by Buyer to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Seller Party or any of their Affiliates, (d) was independently developed by Buyer without using any information furnished to Buyer by any Seller Party or any of their Affiliates, or (e) is required to be disclosed by Buyer or any of its Affiliates (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process), provided that Buyer or its Affiliates notify Sellers promptly of the request or requirement so that Sellers may seek an appropriate protective order or waive compliance with this Section 4.7; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Transactions so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially in accordance with this Agreement. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer will, and will use its commercially reasonable efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller Parties, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf concerning Seller Parties in connection with this Agreement that are subject to such confidence.

        4.8 Payments. The General Partner or the Partnership, as the case may be, will prior to the Closing Date fund the contributions due for 2006 under the Partnership 401(k) Profit Sharing Plan and the Partnership Cash Balance Pension Plan, the aggregate amount of which contributions will not exceed $200,000.

        4.9 Waivers. Each Seller and the General Partner hereby waives his and its rights under that certain Amended and Restated Shareholders’ Agreement, dated as of August 13, 2001, by and among the General Partner and Sellers (as may have been amended) in respect of the Transactions. The General Partner hereby waives the requirement of a legal opinion under Section 8.04(g) of the Partnership Agreement in respect of the Transactions. Assuming the consummation of the Transactions, and effective as of the Closing Date, the Partnership hereby waives the terms of the non-competition provision set forth in Section 13 of that certain Management Agreement, dated as of December 1, 1998, by and between the Partnership and the General Partner, as amended by that certain Amendment to Management Agreement, dated as of June 1, 2001 (and as otherwise amended prior to the Closing Date). The Partnership hereby consents to the sale of the Stock and the PC Stock.

ARTICLE 5
COVENANTS SURVIVING THE CLOSING

        5.1 Further Assurances. If any time after the Closing any further action is necessary or reasonably desirable to carry out the purposes of this Agreement or any other Transaction Document, each Party will take such further action (including executing and delivering any further instruments and documents, obtaining any Permits and Consents and providing any reasonably requested information) as any other Party may reasonably request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article 11).

      5.2 INTENTIONALLY LEFT BLANK

        5.3 Confidentiality. After the Closing Date, each Seller Party will treat and hold as confidential any information concerning the business of the Companies that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and at any time upon the reasonable request of Buyer deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession or under his or its control following the Closing Date. In the event that after the Closing Date a Seller is required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller may so disclose such Confidential Information, provided that such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3.

        5.4 Noncompetition. For the applicable period described in the last paragraph in this Section 5.4 (the “Non-Competition Period”), no Seller shall:

    (a)        directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, engage in any Restricted Business (as defined below) anywhere within fifty (50) miles of any site that the Partnership, the PC, or DSL (as defined in Section 9.1(a)) is (i) as of the date hereof, serving, providing services at or to, or has an agreement with to provide services at or to, or (ii) currently in active negotiations with to serve, provide services at or to, or enter into an agreement to provide services at or to (provided that the passive ownership of less than 5% of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market is not a violation of this paragraph);

    (b)        directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, request or advise any patient, partner, physician, customer or any other Person, firm, vendor, contractor, lessor, hospital, surgery center, corporation or other entity having a business relationship with Buyer or any of its Affiliates (including but not limited to the General Partner, the PC and the Partnership) (Buyer, its Affiliates and DSL, collectively, the “Affiliated Entities”), to withdraw, curtail, or cancel its business with such Affiliated Entity or engage in any other activity that could reasonably be expected to have a material adverse affect on the relationship such Person has with such Affiliated Entity;

    (c)        directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by an Affiliated Entity, any client, account or location of an Affiliated Entity; or

    (d)        directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, solicit for employment, or engagement as an independent contractor, or for any other similar purpose, any Person who was in the twelve month period preceding the solicitation or is at the time of the solicitation, an employee of any Affiliated Entity, or any entity related to any of them.

        As used in this Agreement, the term “Restricted Business” means (i) the ownership, operation, management, promotion, lease, sublease or use of fixed or mobile lithotripter(s) or similar or competing equipment used for treating renal stone disease in humans or (ii) the provision of lithotripsy services for the treatment of renal stone disease in humans.

        Each of the Parties acknowledges and agrees that Buyer’s remedies at law for a breach or threatened breach of any of the provisions of Sections 5.3 or 5.4 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by any Seller of any of the provisions of Sections 5.3 or 5.4 hereof, it is agreed that, in addition to its remedies at law, Buyer shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach.

        It is expressly understood and agreed that although the Parties agree that the restrictions contained in Section 5.4 above are reasonable in scope, duration and territory, for the purpose of preserving the Affiliated Entities’ proprietary rights, business value as going concerns and goodwill, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in Section 5.4 is an unenforceable restriction, the provision containing such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

        With respect to David Arsht, D.O., P. Kenneth Brownstein, M.D., and Larry E. Goldstein, M.D., the Non-Competition Period shall be from the Closing Date until the fifth anniversary of the Closing Date. With respect to Michael Dernoga, the Non-Competition Period shall be from the Closing Date until the later of (i) the date that is 180 days after the third anniversary of the Closing Date or (ii) the last day of the eighteenth month following the date of termination of his employment with the Partnership for any reason.

      5.5 Preparation of Tax Returns; Related Tax Items.

    (a)        Pre-Closing Year Tax Returns. Sellers shall prepare or cause to be prepared all federal, state and local Tax Returns for the General Partner, the PC and the Partnership for calendar year 2006. Buyer shall prepare or cause to be prepared all federal, state and local Tax Returns for the General Partner, the PC and the Partnership for any tax period which begins on or after January 1, 2007. Buyer shall be responsible for the payment of all unpaid Taxes attributable to (i) any period with respect to the PC and (ii) any period after December 31, 2006 with respect to the General Partner; provided, that (x) Buyer shall not be responsible for any Taxes of Sellers, including Taxes related to their ownership interests in the PC, the General Partner, the Partnership, distributions in respect of such ownership interests, and other payments to Sellers by the PC, the General Partner or the Partnership (except as provided in Section 5.5(b) and (c)), and (y) this provision shall not negate any rights of Buyer under Article 11 or otherwise as a result of the breach of any representation herein. Each such Tax Return shall be prepared in accordance with then current Internal Revenue Service rules and regulations and shall be prepared in a manner consistent with the Tax and accounting methods employed by those entities in the filing of Tax Returns for prior years, subject to changes as a result of (x) a change in tax status of the General Partner from a S corporation to a C corporation, and (y) any changes necessary for such returns to comply with then current Tax laws, rules and regulations. Each party shall reasonably cooperate with the other in providing such documents, data and information as the party responsible for preparing the Tax Returns shall request for purposes of preparing such Tax Returns. At least thirty (30) days prior to the filing of the Tax Returns of the General Partner for the General Partner’s final S corporation Tax Returns, Buyer shall provide Sellers with a copy of such completed Tax Returns, and Sellers shall have the right to review and comment on such Tax Returns. Such Tax Returns shall be final and binding unless, within ten (10) days after the date of delivery to Sellers of such Tax Returns, Sellers deliver to Buyer a written request for changes to such Tax Returns. If Sellers deliver such request, then Sellers and Buyer shall undertake in good faith to resolve the issues raised in such request prior to the due date for filing such Tax Return. If Sellers and Buyer are unable to resolve any issue by the earlier of (i) thirty (30) days after receipt by Buyer of the request for changes or (ii) ten (10) days prior to the due date for filing the Tax Return(s) in question, the Sellers and Buyer shall jointly engage an independent accounting firm (the “Independent Accounting Firm”) to determine the correct treatment of the item or items in dispute. Sellers and Buyer shall each bear and pay one-half of the fees and other costs charged by the Independent Accounting firm. The determination of the Independent Accounting Firm shall be final and binding on the parties.

(b)	General Partner Distribution to Sellers. Pursuant to Article 8 hereof, the results of operations of the General Partner and the PC for the period beginning January 1, 2007 through the day before the Closing Date (the “Final S Corporation Year”) shall be for the account of Buyer. Notwithstanding the foregoing, no later than ninety (90) days after the Closing Date, Buyer shall cause the General Partner to distribute to Sellers an amount equal to (i) any federal, state and local tax liabilities of Sellers for the Final S Corporation Year in respect of any net income of the General Partner or the PC allocable to Sellers for such period, less (ii) any amounts distributed by the General Partner or the PC to Sellers in respect of or related to such period, as a distribution on account of such Final S Corporation Year and not as an additional purchase price hereunder.

(c)	Partnership Allocations. Pursuant to Article 8 hereof, the results of operations of the Partnership allocable to the Interests for the Final S Corporation Year shall be for the account of Buyer. Notwithstanding the foregoing, Buyer shall cause the Partnership to distribute to Sellers an amount equal to (i) any federal, state, and local tax liabilities of Sellers for the Final S Corporation Year in respect of any net income of the Partnership allocable to the Interests and Sellers for such period, less (ii) any amounts distributed to Sellers in respect of the Interests and in respect of or related to such period, as a distribution on account of such Final S Corporation Year and not as additional purchase price hereunder, such distribution to be made on or before March 15, 2008.

        5.6 Partnership Equipment. Until the end of the Earnout Period, Buyer covenants that it will cause the Partnership to continue to own and lease all of the equipment used in the performance of the lithotripsy procedures by the Partnership.

        5.7 Excluded Assets. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Buyer agrees that the agreements described on Schedule 5.7 (the “Excluded Agreements”), shall not be retained by the Companies. Buyer agrees that, at the Closing, the Companies shall assign all right, title and interests to the Excluded Agreements to a newly-formed entity owned by Sellers, pursuant to a form of assignment acceptable to Sellers.

ARTICLE 6
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

        The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment, or the waiver by Buyer, at or prior to the Closing, of each of the following conditions precedent:

        6.1 Representations and Warranties. The representations and warranties made by Seller Parties in this Agreement shall be true and correct in all material respects (except those which are qualified by a “materiality” qualification or exception contained therein, which shall be true and correct in all respects) on the date hereof and at and as of the Closing Date, with the same force and effect as if made again at and as of that time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period).

        6.2 Performance of Obligations. Each Seller Party shall have performed and complied in all material respects with all of the covenants and agreements required by this Agreement to have been performed by him or it prior to the Closing.

        6.3 No Material Adverse Change. Since the date of this Agreement, there shall not have been any change or other event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, or properties of any Company.

        6.4 Certificates. Buyer shall have received a certificate executed by Sellers, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying the fulfillment of the conditions in Sections 6.1 and 6.2.

        6.5 Delivery of Additional Instruments. On the Closing Date, Sellers shall deliver, or cause to be delivered, to Buyer the documents and instruments, in form and substance satisfactory to Buyer and its counsel, set forth in Section 9.1.

        6.6 No Prohibitions. No action, suit or proceeding instituted by or before any Governmental Body, arbitrator or mediator may be pending, and no Law or Order of any court or Governmental Body of competent jurisdiction may be in effect, in each case that would, or would seek to, prohibit, restrain, or enjoin the consummation of the transactions contemplated hereby.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

        The obligation of Sellers to consummate the transactions contemplated hereby is subject to the fulfillment, or the waiver by Sellers, at or prior to the Closing, of each of the following conditions precedent:

        7.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (except those which are qualified by a “materiality” qualification or exception contained therein, which shall be true and correct in all respects) on the date hereof and at and as of the Closing Date, with the same force and effect as if made again at and as of that time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period).

        7.2 Performance of Obligations. Buyer shall have performed and complied in all material respects with all of the covenants and agreements required by this Agreement to have been performed by it prior to the Closing.

        7.3 Certificates. Sellers shall have received from Buyer a certificate executed by an executive officer of Buyer, dated as of the Closing Date and reasonably satisfactory in form and substance to Sellers, certifying the fulfillment of the conditions in Sections 7.1 and 7.2.

        7.4 Delivery of Additional Instruments. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Sellers, the documents and instruments, in form and substance satisfactory to Seller and its counsel, set forth in Section 9.2.

        7.5 No Prohibitions. No action, suit or proceeding instituted by or before any Governmental Body, arbitrator or mediator may be pending, and no Law or Order of any court or Governmental Body of competent jurisdiction may be in effect, in each case that would, or would seek to, prohibit, restrain, or enjoin the consummation of the transactions contemplated hereby.

        7.6 Right of First Refusal. All partners of the Partnership (other than Sellers) will have either (a) in writing or by lapse of the applicable option period, elected not to exercise their right of first refusal set forth in Section 8.05 of the Partnership Agreement with respect to the sale of Interests hereunder, or (b) elected to exercise such right of first refusal with respect to the sale of all of the Interests.

        7.7 Payment of Bonus to Dernoga. The General Partner shall have paid a bonus of $300,000 to Dernoga.

ARTICLE 8
THE CLOSING; EFFECTIVE DATE

        The consummation of the Transactions (the “Closing”) shall take place on the second business day following the satisfaction or waiver of the closing conditions set forth in Article 6 and Article 7 above (the “Closing Date”) at the offices of Cozen O’Connor in Philadelphia, Pennsylvania, at 10:00 a.m. (eastern standard time), or at such other date, time or place as the Parties may agree. The Parties agree that the transactions pursuant to this Agreement shall be deemed to have occurred as of the Effective Date.

ARTICLE 9
CLOSING DELIVERIES

        9.1 Closing Deliveries of Sellers. At the Closing, Sellers will deliver, or cause to be delivered, to Buyer the documents and instruments set forth below, in form and substance reasonably satisfactory to Buyer and its counsel.

    (a)        A professional corporation to be formed prior to Closing and owned by Arsht, Brownstein and Goldstein and the General Partner shall have executed and delivered to Buyer a Medical Director Agreement, the form of which is attached hereto as Exhibit A.

    (b)        Sellers shall have delivered to Buyer evidence of the receipt of all required approvals of Governmental Bodies and all third party Consents necessary to enable Sellers to consummate the Transactions.

(c) Sellers shall have delivered to Buyer stock certificates representing the Stock, duly endorsed in blank or accompanied by duly executed stock powers transferring the Stock to Buyer.

    (d)        Arsht, Brownstein, and Goldstein shall have delivered to Buyer stock certificates representing the PC Stock, duly endorsed in blank or accompanied by duly executed stock powers transferring the PC Stock to Buyer’s designee.

    (e)        Sellers shall have delivered to Buyer limited partner certificates representing the Interests, duly endorsed in blank or accompanied by duly executed assignment documents transferring the Interests to Buyer.

    (f)        Sellers shall have delivered to Buyer certificates of good standing with respect to the Companies, issued by the Secretary of State of the jurisdiction of incorporation or formation of each such Company and a certificate of good standing from each jurisdiction in which such Company is required to be qualified to transact business, which such certificates shall be dated within 10 calendar days of the Closing Date.

    (g)        Sellers shall have delivered to Buyer a copy of the certificate of incorporation (or equivalent organizational documents) of each Company, certified by the Secretary of State of the jurisdiction of formation or organization (or similar certifying authority), which such certified documents shall be dated within 5 days calendar days of the Closing Date.

(h) Sellers shall have delivered to Buyer resignations effective as of the Closing Date of those directors and officers of the Companies as Buyer may request.

(i) Each Seller shall have executed and delivered to Buyer a general release and waiver of claims, in the form attached hereto as Exhibit B.

    (j)        Dernoga shall have executed and delivered to Buyer an amendment to his employment agreement with the General Partner, the form of which amendment is attached hereto as Exhibit C, and an assignment agreement in respect of such amendment, the form of which is attached hereto as Exhibit D.

(k) Sellers shall have delivered to Buyer such other documents and instruments as Buyer or its counsel reasonably requests to effectuate the Transactions.

        9.2 Closing Deliveries of Buyer. At the Closing, Buyer will deliver, or cause to be delivered, to Sellers the documents and instruments set forth below, in form and substance reasonably satisfactory to Sellers and their counsel.

(a) Buyer shall pay the Purchase Price to Sellers in accordance with Section 1.2.

(b) Buyer shall have delivered to Sellers such other documents and instruments as Sellers or their counsel reasonably requests to effectuate the Transactions.

ARTICLE 10
TERMINATION

        10.1 (a) Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(i) by mutual written agreement of Buyer and Sellers;

    (ii)        by Buyer if it is not in material breach of its obligations under this Agreement and any condition to the obligations of Buyer under this Agreement to be complied with or performed by Seller Parties at or before the Closing is or becomes impossible to satisfy by the Required Closing Date (as defined below) or shall not have been complied with or performed at the time required for such compliance or performance and such condition shall not have been waived in writing by Buyer;

    (iii)        by Sellers if each is not in material breach of its obligations under this Agreement, and any condition to the obligations of Seller under this Agreement to be complied with or performed by Buyer at or before the Closing is or becomes impossible to satisfy by the Required Closing Date or shall not have been complied with or performed at the time required for such compliance or performance and such condition shall not have been waived in writing by Sellers; or

    (iv)        by Buyer or Sellers if the Transactions shall not have been consummated March 15, 2007 (the “Required Closing Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(a)(iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

    (b)        Procedure Upon Termination. In the event of termination of this Agreement by Buyer or Sellers or by both Buyer and Sellers according to the terms hereof, the transactions contemplated herein shall be abandoned without further action by Buyer or Sellers. Upon any termination of this Agreement pursuant to this Article 10, the respective obligations of the Parties hereto under this Agreement shall terminate; provided, however, no termination of this Agreement shall release, or be construed as releasing, any Party from any liability to the other Party(ies) which may have arisen from any breaches of this Agreement. A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

ARTICLE 11
INDEMNIFICATION

        11.1 Survival of Representations, Warranties and Covenants. Each representation and warranty of the Parties contained herein and any certificate related to such representations and warranties will survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1(a), 2.1(d), 2.2(a), 2.2(b), 3.1, 3.2, and 3.4 shall survive indefinitely. Each covenant and obligation in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing. The Parties shall have no liability under this Article 11 for any breach of any representation or warranty or covenant required to be performed prior to the Closing Date unless the applicable Indemnitor (as defined below) is given written notice from the applicable Indemnified Party (as defined below) asserting a claim with reasonable supporting detail on or before the expiration of the applicable survival period relating to or giving rise to such claim as set forth in the preceding sentences.

        11.2 Indemnification Provisions for Buyer’s Benefit. “Damages” means all losses, damages and other costs and expenses of any kind or nature whatsoever, whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses of investigation, preparation and litigation in connection with any Action or threatened Action. Payments of the Purchase Price (as defined in this Agreement), the Earnout Amounts and the Purchase Price as defined in the Interest Purchase Agreement shall be taken into account when determining Damages of a Buyer Indemnified Party (as defined below). Each Seller, severally and not jointly, will indemnify and hold Buyer and its Affiliates (including but not limited to the General Partner, the PC and the Partnership (post-Closing)), and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons (but excluding Sellers) (the “Buyer Indemnified Parties”), harmless from and pay any and all Damages actually incurred or suffered by any Buyer Indemnified Party, resulting from or arising out of any breach of any representation or warranty made by such Seller under Section 2.1 of this Agreement or Section 2.1 of the Interest Purchase Agreement. Sellers other than Dernoga, jointly and severally, and Dernoga, severally and not jointly, will indemnify and hold the Buyer Indemnified Parties harmless from and pay any and all Damages actually incurred or suffered by any Buyer Indemnified Party, resulting from or arising out of any of the following: (a) any breach of any representation or warranty any Seller Party has made in this Agreement or the Interest Purchase Agreement (other than the representations and warranties set forth in Section 2.1); (b) any breach, violation or default by any Seller Party of any covenant, agreement or obligation of such Seller Party in this Agreement or the Interest Purchase Agreement; (c) the matters set forth in Schedule 3.16; (d) any claims by any partners of the Partnership related to such partners’ right of first refusal under the terms of the Partnership Agreement as relates to the sale of Interests contemplated by the Interest Purchase Agreement, and any actions taken by, or any failure to act by, the Partnership, the General Partner or any Seller in relation to such right of first refusal; (e) any payments due to Dernoga under his employment agreement with the General Partner or the Partnership, as the case may be, resulting from, arising out of, or attributable to the consummation of the Transactions (except as set forth in Section 7.7); and (f) any claims related to any of the Excluded Agreements and/or any acts or omissions by any of the Companies in connection with any of the Excluded Agreements (including in connection with the Vitamin Business (as defined in Schedule 5.7)).

        11.3 Indemnification Provisions for Sellers’ Benefit. Buyer will indemnify and hold each Seller and their respective Affiliates (but not including the General Partner, the PC and the Partnership (post-Closing)), and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons (the “Seller Indemnified Parties”), harmless from and pay any and all Damages actually incurred or suffered by any Seller Indemnified Parties, resulting from or arising out of any of the following: (a) any breach of any representation or warranty Buyer has made in this Agreement or the Interest Purchase Agreement; and (b) any breach, violation or default by Buyer of any covenant, agreement or obligation of Buyer in this Agreement or the Interest Purchase Agreement.

      11.4 Indemnification Claim Procedures.

    (a)        If any Action is commenced that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”) against any Person obligated to indemnify an Indemnified Party (an “Indemnitor”), then such Indemnified Party will promptly give written notice to the Indemnitor. Failure to timely notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially prejudiced by the Indemnified Party’s failure to timely give such notice. An Indemnitor may elect at any time to assume and thereafter conduct the defense of the Indemnification Claim with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be withheld, delayed or conditioned unreasonably). Until an Indemnitor assumes the defense of the Indemnification Claim, the Indemnified Party may defend against the Indemnification Claim in any manner the Indemnified Party reasonably deems appropriate. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within ten (10) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Indemnification Claim and thereafter promptly assume such defense, then the Indemnitor will be bound by any judicial determination made with respect to such Indemnification Claim or any compromise or settlement of such Indemnification Claim effected by the Indemnified Party.

(b) A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

        11.5 Limitations on Liability. Notwithstanding anything set forth in this Article 11 to the contrary, Sellers shall have no obligation to indemnify Buyer Indemnified Parties under Section 11.2 from and against any Damages resulting from, arising out of, or caused by the breach of any representation or warranty, until the total of all such Damages which Buyer Indemnified Parties have suffered by reason thereof, plus total Damages that Buyer Indemnified Parties have suffered resulting from, arising out of, or caused by the breach of any representation or warranty of any Seller under the Interest Purchase Agreement, exceeds $100,000, but then Sellers shall be liable for all such Damages, to the extent such Damages exceed $50,000 (i.e., excluding only the first $50,000 of such Damages); provided, however, that (a) the maximum aggregate liability of Sellers hereunder will not exceed an amount (such amount, the “Cap”) equal to the sum of the Purchase Price under this Agreement, the Earnout Amounts, and the Purchase Price as defined under the Interest Purchase Agreement and (b) neither the Cap nor the Basket shall apply to (i) indemnification obligations with respect to breaches of Sections 2.1(a), 2.1(b), 3.1, 3.2, 3.4, and 3.24 of this Agreement and the Interest Purchase Agreement and (ii) any breach that constitutes fraud.

        11.6 Right of Set-Off. Buyer may set off in good faith Damages to which it is entitled to indemnification hereunder against the Earnout Amounts, in Buyer’s sole discretion. Buyer shall give Sellers prompt notice of any such offset. In the event that Buyer or any Buyer Indemnified Parties are later determined pursuant to this Article 11 not to be or have been entitled to recover all or part of the Damages so set off (the “Disallowed Set Off Amount”), Buyer will promptly pay the applicable Seller the Disallowed Set Off Amount, together with interest thereon at an annual rate equal to eight percent (8%) per annum, which such interest will begin accruing on the date Buyer is obligated to pay the applicable Earnout Amount to Sellers pursuant to Section 1.4.

        11.7 Calculation of Losses. The amount of any Damages payable under this Article 11 shall be reduced by any net insurance proceeds which the applicable Indemnified Party actually receives with respect to the event or occurrence giving rise to such Damages for which indemnification is sought under this Article 11. If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages and such Indemnified Party could have recovered all or a part of such Damages from a third party based on the underlying claim asserted against the Indemnifying Party, such Indemnified Party shall assign such of its rights to proceed against such third party as are reasonably necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment. Although a Buyer Indemnified Party or Seller Indemnified Party may be entitled to recover Damages under the indemnification provisions of both this Agreement and the Interest Purchase Agreement with respect to a particular claim, such Person shall not be entitled to recover the same Damages twice under such agreements.

        11.8 Negligence of Another Person. ANY PARTY’S LIABILITY UNDER THIS AGREEMENT WILL NOT BE NEGATED BY ANY OTHER PERSON’S ALLEGED OR PROVEN SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE.

ARTICLE 12
MISCELLANEOUS

        12.1 Entire Agreement. This Agreement, together with the other Transaction Documents and all schedules, exhibits, annexes or other attachments hereto or thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as provided in Article 11, there are no third party beneficiaries having rights under or with respect to this Agreement.

        12.2 Assignment; Binding Effect. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors, heirs and permitted assigns.

        12.3 Joint and Several Obligations. Except for the representations and warranties set forth in Section 2.1, the covenants and obligations of, and the representations and warranties made by or attributable to, any Seller Party pursuant to this Agreement will be deemed to be made by and attributable to each Seller other than Dernoga, jointly and severally, and Dernoga, severally and not jointly, and Buyer will have the right to pursue remedies against any one or more Sellers without any obligation to give notice to or to pursue all Sellers, or to give notice to or pursue any individual Seller, before pursuing any other Seller.

        12.4 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission (with written confirmation of receipt), to the intended recipient at the address set forth for the recipient on the signature page (or to such other address as any Party may give in a notice given in accordance with the provisions hereof). All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery or (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

        12.5 Specific Performance; Remedies. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Nothing herein will be considered an election of remedies.

        12.6 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

        12.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law principles.

        12.8 Amendment; Extensions; Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by all the Parties. Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

        12.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

        12.10 Expenses. Except as otherwise expressly provided in this Agreement, Sellers will bear their own and the Companies’, and Buyer will bear its own, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

        12.11 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

        12.12 Construction; Knowledge. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed to refer to such law as in effect on the date hereof and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. “Knowledge,” and words of similar import, means, when applied to a Seller Party as to a particular matter, the actual knowledge of Arsht, Brownstein, Goldstein and/or Dernoga, after reasonable inquiry.

        12.13 Schedules. The schedules and information set forth in the Disclosure Schedules specifically refer to the section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive; provided, however, that any schedules or information set forth in one section of the Disclosure Schedules shall be deemed to apply to each other section or subsection of the Disclosure Schedules so long as such disclosure with respect to such fact, circumstance or matter is in sufficient detail to enable a reasonable reader to identify its applicability to the relevant section of this Agreement. If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        12.14 Parent Guaranty. HTRN hereby agrees that (1) it will cause Buyer to, and guarantees to Sellers that Buyer will, fully comply with the terms of this Agreement, and (2) it shall perform Buyer’s covenants and obligations hereunder to the extent Buyer fails to perform such covenants and obligations.

        12.15 Spousal Consent and Agreement. Each of Beverly Arsht, Lisa Hope Brownstein, and Michelle Goldstein hereby consent and agree to the sale of the Stock and the Interests according to the terms hereof. Kathleen A. Dernoga hereby consents and agrees to the sale of the Stock according to the terms hereof.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE
TO
STOCK PURCHASE AGREEMENT

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date stated in the introductory paragraph of this Agreement.

BUYER:

Lithotripters, Inc.

By: /s/ James S.B. Whittenburg______________________________
Name: James S.B. Whittenburg
Title: Vice President
Address: 1301 Capital of Texas Highway
                  Suite 200B
                 Austin, Texas 78746

HEALTHTRONICS, INC.

By: /s/ James S.B. Whittenburg______________________________
Name: James S.B. Whittenburg
Address: 1301 Capital of Texas Highway
                  Suite 200B
                 Austin, Texas 78746

GENERAL PARTNER:

Keystone ABG, Inc.

By: /s/ David B Arsht, DO___________________________________
Name: David B Arsht, DO
Title: President
Address: 2701 Blair Mill Road
                  Willow Grove, PA 19090

PC:

Keystone Kidney Associates, PC

By: /s/ David B Arsht, DO___________________________________
Name: David B Arsht, DO
Title: President
Address: 2701 Blair Mill Road
                  Willow Grove, PA 19090

SELLERS:

By: /s/ David B Arsht, DO_______________________________________
Name:  David Arsht, D.O.
Address: 285 Highview Drive
                  Radnor, PA 19087

By: /s/ P Kenneth Brownstein, MD________________________________
Name:  P. Kenneth Brownstein, M.D.
Address: 645 N. Mt. Pleasant Rd
                  Philadelphia, PA 19119

By: /s/ Larry E. Goldstein, M.D.___________________________________
Name:   Larry E. Goldstein, M.D.
Address: 285 Highview Drive
                  Wynnewood, PA 19096

By: /s/ Michael Dernoga_________________________________________
Name:  Michael Dernoga
Address: 11 Liz Beth Lane
                  Berwyn, PA 19312

        The Partnership hereby agrees to make the waiver and consent set forth in, and to be bound by, Section 4.9 of this Agreement.

PARTNERSHIP: Keystone Mobile Partners, L.P. By: Keystone ABG, Inc., its General Partner By: /s/ David B Arsht, DO___________________________________ Name: David B. Arsht, DO Title: President

        The undersigned hereby consent and agree as set forth in Section 12.15 of this Agreement.

/s/ Beverly Arsht________________________________________
Beverly Arsht

/s/ Lisa Hope Brownstein_________________________________
Lisa Hope Brownstein

/s/ Michelle D. Goldstein__________________________________
Michelle D. Goldstein

/s/ Kathleen A. Dernoga__________________________________
Kathleen A. Dernoga